Exhibit 99-6

Name:	Metropolitan Property and Casualty Insurance Company******

Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder Assistant General Counsel Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)

Date of Event Requiring Statement:	May 7, 2010

Signature:	/s/ Daniel F. Scudder
Daniel F. Scudder, Assistant
General Counsel

******	Metropolitan Property and Casualty Insurance Company as direct owner/purchaser of 900,000 Series A Mandatory Redeemable Preferred Shares (USD value $22,500,000).by Metropolitan Life Insurance Company, the indirect owner and investment manager.